Exhibit 99.1

American Software Reports Third Quarter of Fiscal Year 2022 Results

Double-Digit Revenue Growth Driven by Continued Strong Growth in Subscription Fees

ATLANTA--(BUSINESS WIRE)--February 23, 2022--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal year 2022.

Key Third Quarter Financial Highlights:

  Subscription fees were $10.9 million for the quarter ended January 31, 2022, a 45% increase compared to $7.5 million for the same period last year and software license revenues were up 87% to $1.0 million compared to $0.5 million for the same period last year.
  Cloud Services Annual Contract Value (ACV) increased approximately 43% to $45.3 million for the quarter ended January 31, 2022 compared to $31.6 million during the same period of the prior year.
  Total revenues for the quarter ended January 31, 2022 increased 17% to $32.4 million, compared to $27.7 million for the same period of the prior year.
  Recurring revenue streams for Maintenance and Cloud Subscriptions were 62% of total revenues in the quarter ended January 31, 2022 compared to 64% in the same period of the prior year.
  Maintenance revenues for the quarter ended January 31, 2022 decreased 10% to $9.1 million compared to $10.2 million for the same period last year.
  Professional services and other revenues for the quarter ended January 31, 2022 increased 21% to $11.4 million compared to $9.5 million for the same period last year. For the Supply Chain business, professional services revenues for the quarter ended January 31, 2022 increased by 13% to $5.4 million when compared to $4.8 million in the same period prior year.
  Operating earnings for the quarter ended January 31, 2022 increased 246% to $3.2 million compared to $0.9 million for the same period last year.
  GAAP net earnings for the quarter ended January 31, 2022 increased 27% to $2.9 million or $0.09 per fully diluted share compared to $2.3 million or $0.07 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2022, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, increased 28% to $3.8 million or $0.11 per fully diluted share compared to $3.0 million or $0.09 per fully diluted share for the same period last year.
  EBITDA increased by 94% to $4.2 million for the quarter ended January 31, 2022 compared to $2.2 million for the same period last year.
  Adjusted EBITDA increased by 85% to $5.3 million for the quarter ended January 31, 2022 compared to $2.9 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense/(benefit) and non-cash stock-based compensation expense.

Key Fiscal 2022 Year to Date Financial Highlights:

  Subscription fees were $31.0 million for the nine months ended January 31, 2022, a 49% increase compared to $20.8 million for the same period last year, while Software license revenues increased 30% to $2.3 million compared to $1.8 million for the same period last year.
  Total revenues for the nine months ended January 31, 2022 increased 12% to $92.9 million compared to $82.8 million for the same period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 63% of total revenues for the nine-month period ended January 31, 2022 compared to 62% in the same period of the prior year.
  Maintenance revenues for the nine months ended January 31, 2022 were $27.9 million, a 9% decrease compared to $30.7 million for the same period last year.
  Professional services and other revenues for the nine months ended January 31, 2022 increased 7% to $31.8 million compared to $29.6 million for the same period last year.
  For the nine months ended January 31, 2022, the Company reported operating earnings of approximately $7.7 million compared to $2.5 million for the same period last year, a 214% increase.
  GAAP net earnings were approximately $9.2 million or $0.27 per fully diluted share for the nine months ended January 31, 2022, an 83% increase compared to $5.0 million or $0.15 per fully diluted share for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2022, which exclude stock-based compensation expense and amortization of acquisition-related intangibles, increased 60% to $11.6 million or $0.34 per fully diluted share, compared to $7.3 million or $0.22 per fully diluted share for the same period last year.
  EBITDA increased by 58% to $10.9 million for the nine months ended January 31, 2022 compared to $6.9 million for the same period last year.
  Adjusted EBITDA increased 57% to $13.8 million for the nine months ended January 31, 2022 compared to $8.8 million for the nine months ended January 31, 2021. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $114.8 million, an increase of approximately $14.0 million when compared to January 31, 2021. During the third quarter of fiscal year 2022, the Company paid shareholder dividends of approximately $3.7 million.

“Our revenue growth accelerated to 17% in the third quarter of fiscal year 2022 and our Cloud Services ACV increased 43% increase when compared to the same period last year,” said Allan Dow, CEO and president of American Software. “Our backlog as measured by our Remaining Performance Obligations (RPO) increased 61% to $129 million in the third quarter when compared to last year, reflecting a new record for the company. As we head into our final quarter of fiscal 2022, we expect to build upon our momentum as we execute against our growing pipeline and position the company for strong growth in fiscal 2023 and beyond.”

“This past quarter also heightened the importance of transparency and the continued adoption of AI and ML to enable sustainable and socially responsible businesses. It’s becoming ever more necessary for companies to prove the sustainability of their practices through increased diligence around corporate responsibility, traceability and honesty with customers about the origins of goods and services,” continued Dow. “Because of this, I believe the adoption of AI and ML is going to continue to accelerate and enable companies to truly optimize operations and achieve sustainability long-term. These methods help companies take massive data sets and turn them into digestible, actionable insights for their supply chain practices. We believe the future of supply chain sustainability is rooted in transparency and automation that is enabled by a committed technology partner.”

Key Third Quarter of Fiscal Year 2022 highlights:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the third quarter include: Celanese Ltd., CQMS Razer Pty. Ltd., Empresa Siderurgica del Peru SAA, Intertape Polymer Corp., Mustad Netherlands B.V., Reynolds Consumer Product LLC, and Seco Tools AB.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 10 countries: Australia, Canada, Ireland, Mexico, Netherlands, New Zealand, Peru, Sweden, United Kingdom and United States.
  Logility, Inc. and Demand Management, Inc., wholly owned subsidiaries of the Company, were recognized among Food Logistics’ 2021 Top Software and Technology Providers. This marks Logility’s seventeenth year and Demand Management’s thirteenth year of recognition. The annual FL100+ Top Software and Technology Providers honors leading software and technology providers that ensure a safe, efficient, and reliable global food and beverage supply chain.
  During the quarter, Logility was ranked in the 2022 RIS Software LeaderBoard as a leader in eighteen categories, and in the top ten of many of the referenced categories. Logility was recognized for helping retail customers by delivering innovative technology and offering exceptional support as they faced unparalleled challenges in the past two years.
  Also, during the quarter, Logility announced its recognition in Retail Today’s Retail CIO Radar 2022. This is a list of the most innovative and transformative retail technology solution providers. Based on Logility’s innovative and transformative capabilities, track record, competency, leadership in the industry, market share, competitive landscape, and more, a panel of industry experts, analysts and Retail Today editorial board selected Logility.

Company and Technology

  During the quarter, Demand Management announced a strategic partnership with Royal Cyber, a leading IT consultancy and solutions provider. The partnership enables organizations to gain value by leveraging the benefits of Demand Management’s digital supply chain platform, along with Royal Cyber’s efficient and robust customer service.
  Logility also announced a partnership with Planalytics to identify, quantify and apply weather-driven demand calculations to business planning and forecasting. The partnership enables Logility customers to layer in Planalytics’ predictive demand metrics to better understand impacts across their customer base and proactively capitalize on sales opportunities created by favorable weather while mitigating risks when demand is negatively impacted.
  Logility announced a commitment to help food and beverage, consumer packaged goods and durables, process manufacturing and fashion brands to gain greater visibility, traceability and compliance within their supply chains. Logility is committed to doing so through the corporate responsibility solution within the Logility® Digital Supply Chain Platform that was launched earlier in the year. The solution helps businesses track the social compliance and environmental status of suppliers.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities, delivers an innovative technical platform with AI-powered capabilities for supply chain management and advanced retail planning that is accelerating digital supply chain optimization from product concept to customer availability. Logility, Inc. is helping large enterprise companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Demand Management, Inc. delivers affordable, easy-to-use supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Customers of New Generation Computing, Inc. which are now serviced by Logility and Demand Management, include Brooks Brothers, Carter’s, Destination XL, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about American Software, please visit www.amsoftware.com, call (626) 657-0013 or email kliu@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or customers; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.

Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
Revenues:
Subscription fees	$10,856	$7,486	45%	$31,005	$20,815	49%
License fees	992	530	87%	2,289	1,767	30%
Professional services & other	11,443	9,495	21%	31,751	29,551	7%
Maintenance	9,131	10,172	(10%)	27,859	30,709	(9%)
Total Revenues	32,422	27,683	17%	92,904	82,842	12%

Cost of Revenues:
Subscription services	3,431	3,062	12%	10,059	8,767	15%
License fees	240	288	(17%)	597	1,516	(61%)
Professional services & other	8,012	7,178	12%	22,499	22,632	(1%)
Maintenance	1,789	1,894	(6%)	5,509	5,608	(2%)
Total Cost of Revenues	13,472	12,422	8%	38,664	38,523	0%
Gross Margin	18,950	15,261	24%	54,240	44,319	22%
Operating expenses:
Research and development	4,602	4,475	3%	13,304	13,278	0%
Less: capitalized development	-	(233)	(100%)	-	(604)	(100%)
Sales and marketing	5,222	5,029	4%	17,234	15,202	13%
General and administrative	5,834	5,002	17%	15,844	13,833	15%
Amortization of acquisition-related intangibles	53	53	0%	159	159	0%

Total Operating Expenses	15,711	14,326	10%	46,541	41,868	11%
Operating Earnings	3,239	935	246%	7,699	2,451	214%
Interest Income & Other, Net	92	1,432	(94%)	1,459	2,722	(46%)
Earnings Before Income Taxes	3,331	2,367	41%	9,158	5,173	77%
Income Tax Expense/(Benefit)	391	56	598%	(43)	136	nm
Net Earnings	$2,940	$2,311	27%	$9,201	$5,037	83%
Earnings per common share: (1)
Basic	$0.09	$0.07	29%	$0.28	$0.16	75%
Diluted	$0.09	$0.07	29%	$0.27	$0.15	80%

Weighted average number of common shares outstanding:
Basic	33,490	32,628		33,293	32,485
Diluted	34,578	33,293		34,325	33,107

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP Operating Earnings:
Operating Earnings (GAAP Basis)	$3,239	$935	246%	$7,699	$2,451	214%
Amortization of acquisition-related intangibles	53	96	(45%)	159	718	(78%)
Stock-based compensation	1,093	703	55%	2,910	1,901	53%
NON-GAAP Operating Earnings:	4,385	1,734	153%	10,768	5,070	112%

Non-GAAP Operating Earnings, as a % of revenue	14%	6%		12%	6%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,940	$2,311	27%	$9,201	$5,037	83%
Income Tax Expense/(Benefit)	391	56	598%	(43)	136	(132%)
Interest Income & Other, Net	(92)	(1,432)	(94%)	(1,459)	(2,722)	(46%)
Amortization of intangibles	810	1,093	(26%)	2,626	3,976	(34%)
Depreciation	191	154	24%	544	465	17%
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,240	2,182	94%	10,869	6,892	58%

Stock-based compensation	1,093	703	55%	2,910	1,901	53%
Adjusted EBITDA	$5,333	$2,885	85%	$13,779	$8,793	57%

EBITDA, as a percentage of revenues	13%	8%		12%	8%

Adjusted EBITDA, as a percentage of revenues	16%	10%		15%	11%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,940	$2,311	27%	$9,201	$5,037	83%
Amortization of acquisition-related intangibles (2)	41	80	(49%)	126	617	(80%)
Stock-based compensation (2)	848	589	44%	2,304	1,631	41%
Adjusted Net Earnings	$3,829	$2,980	28%	$11,631	$7,285	60%

Adjusted non-GAAP diluted earnings per share	$0.11	$0.09	22%	$0.34	$0.22	55%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.09	$0.07	29%	$0.27	$0.15	80%
Amortization of acquisition-related intangibles (2)	-	-	-	-	0.02	(100%)
Stock-based compensation (2)	0.02	0.02	0%	0.07	0.05	40%
Adjusted Net Earnings	0.11	$0.09	22%	0.34	$0.22	55%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2022	2021	Pct Chg.	2022	2021	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$-	$43	(100%)	$-	$559	(100%)
Operating expenses	53	53	0%	159	159	0%
Total amortization of acquisition-related intangibles	$53	$96	(45%)	$159	$718	(78%)

Stock-based compensation
Cost of revenues	$59	$37	59%	$188	$103	83%
Research and development	106	56	89%	273	130	110%
Sales and marketing	145	104	39%	462	257	80%
General and administrative	783	506	55%	1,987	1,411	41%
Total stock-based compensation	$1,093	$703	55%	$2,910	$1,901	53%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.09 and $0.28 for the three and nine months ended January 31, 2022, respectively. Diluted per share for Class B shares under the two-class method are $0.07 and $0.16 for the three and nine months ended January 31, 2021, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and nine month periods ended January 31, 2022 of 22.4% and 20.8% and for the three and nine month periods ended January 31, 2021, 16.2% and 14.2%, respectively.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2022	2021

Cash and Cash Equivalents	$98,355	$88,658
Short-term Investments	16,463	16,006
Accounts Receivable:
Billed	24,164	24,438
Unbilled	3,255	2,201
Total Accounts Receivable, net	27,419	26,639
Prepaids & Other	6,474	5,320
Current Assets	148,711	136,623

PP&E, net	3,720	3,428
Capitalized Software, net	2,301	4,767
Goodwill	25,888	25,888
Other Intangibles, net	201	360
Deferred Sales Commissions - Non-current	2,122	2,474
Lease Right of Use Assets	1,093	1,454
Other Non-current Assets	2,014	2,163
Total Assets	$186,050	$177,157

Accounts Payable	$3,158	$1,732
Accrued Compensation and Related costs	5,242	6,129
Dividend Payable	3,689	3,615
Operating Lease Obligation - Current	604	739
Other Current Liabilities	1,123	1,307
Deferred Revenues - Current	38,095	37,142
Current Liabilities	51,911	50,664

Operating Lease Obligation - Non-current	566	821
Deferred Tax Liability - Non-current	2,460	2,627
Other Long-term Liabilities	234	654
Long-term Liabilities	3,260	4,102

Total Liabilities	55,171	54,766

Shareholders' Equity	130,879	122,391

Total Liabilities & Shareholders' Equity	$186,050	$177,157

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2022	2021

Net cash provided by operating activities	$14,000	$13,933

Capitalized computer software development costs	-	(604)
Purchases of property and equipment, net of disposals	(751)	(461)

Net cash used in investing activities	(751)	(1,065)

Dividends paid	(10,957)	(10,696)
Proceeds from exercise of stock options	7,405	4,735

Net cash used in financing activities	(3,552)	(5,961)

Net change in cash and cash equivalents	9,697	6,907
Cash and cash equivalents at beginning of period	88,658	79,814

Cash and cash equivalents at end of period	$98,355	$86,721

Contacts

Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477